EXHIBIT 99.1
FOR IMMEDIATE RELEASE
AUGUST 14, 2006
PRESS RELEASE
Citizens Financial Announces Second Quarter 2006 Results

LOUISVILLE, KY--August 14, 2006--Citizens Financial Corporation (NASDAQ-CNFL) today reported a net loss of $540,000 or $0.32 per share for the second quarter ended June 30. The net loss increased by about $443,000 from the loss of $97,000 or $0.06 per share during the same period in 2005. Net loss for the first two quarters of 2006 was $220,000 or $0.13 per share, compared to a net income of $14,000, or $0.01 per share during the same period in 2005. During the first six months of 2006 net equity decreased 30% to $7.36 per share due to the rising interest rate environment, net unrealized losses experienced in the Company’s fixed income investment portfolio and the net loss for the period.

For the second quarter of 2006 the Company experienced a pre-tax loss of $167,000 from operations and pre-tax portfolio investment losses of $103,000 compared to a pre-tax loss from operations of $471,000 offset by pre-tax portfolio investment gains of $327,000 in the second quarter of 2005.

The decrease of $267,000 from a pre-tax loss from operations of $467,000 for the first six months of 2005 to a pre-tax loss from operations of $200,000 for the first six months of 2006 is due to a decrease in policy benefits and benefit reserves of $2,017,000, offset by a decrease in operating revenues of $1,622,000, a decrease in investment income of $100,000 and an increase in all other expenses of $28,000.

 Total revenues were down 10% for the first half of 2006 compared to the prior year, while premium income decreased 12% for the period. The decrease in premium income was principally attributable to lower Preneed sales resulting primarily from decreases previously made by the Company to commissions paid and growth rates credited on these products. General expenses and depreciation were up 7% during the first six months of the year compared to the same period in the prior year, due primarily to the growth of executive marketing staff.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve uncertainties and are based on management’s current expectations. For a discussion of factors that could cause actual results to differ from those described in the forward-looking statements, and a detailed discussion of the Company’s insurance operations, asset quality, capital adequacy, debt, liquidity and factors affecting future performance, see the Company’s Form 10-Q for the quarter and Form 10-K for 2005 which have been filed with the Securities and Exchange Commission and can be accessed at

www.citizensfinancialcorp.com

Citizens Financial is the Louisville-based parent of Citizens Security Life Insurance Company.
For further information contact:
Len E. Schweitzer
Chief Financial Officer
(502) 244-2420
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Citizens Financial Corporation
Results in tabular form:

	Quarter ended June 30
	2006	2005
Segment Revenues	$7,511,000	$8,562,000
Net realized investment gains (losses)	$(103,000)	$327,000
Total Revenues	$7,408,000	$8,889,000
Net Loss	$(540,000)	$(97,000)
Net Loss Per share	$(0.32)	$(0.06)

	Six Months ended June 30
	2006	2005
Segment Revenues	$15,107,000	$16,829,000
Net realized investment gains	$342,000	$382,000
Total Revenues	$15,449,000	$17,211,000
Net Income (Loss)	$(220,000)	$14,000
Net Income (Loss) Per share	$(0.13)	$0.01

	Selected Financial Position Data
	June 30, 2006	December 31, 2005

Total Assets	$145,542,000	$153,281,000
Notes Payable	$5,027,000	$5,375,000
Shareholders’ Equity	$12,210,000	$17,437,000
Shareholders’ Equity per share	$7.36	$10.43